Exhibit 3

NEITHER THIS WARRANT NOR THE SHARES OF STOCK ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) PURSUANT TO REGISTRATION UNDER THE ACT OR (II) IN COMPLIANCE WITH AN EXEMPTION THEREFROM AND ACCOMPANIED, IF REQUESTED BY THE COMPANY, WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH AN EXEMPTION THEREFROM (UNLESS SUCH TRANSFER IS TO AN AFFILIATE OF THE REGISTERED HOLDER).

THIS WARRANT AND THE SHARES OF SERIES A-3 CONVERTIBLE PREFERRED STOCK

ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON

TRANSFER SET FORTH IN SECTION 4 OF THIS WARRANT

Date of Issuance: March 1, 2005	Number of Shares of Series A-3 Convertible Preferred Stock: 133,334 (subject to adjustment)

Refocus Group, Inc.

Series A-3 Convertible Stock Purchase Warrant

Refocus Group, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Medcare Investment Fund III, Ltd., a Texas limited partnership, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, in whole or in part, at any time and from time to time on or after the date of issuance on or before 11:59 p.m., San Antonio, Texas time, on February 28, 2007 and shall be void thereafter (the “Exercise Period”), 133,334 shares of Series A-3 Convertible Preferred Stock, $0.0001 par value per share, of the Company (the “Preferred Stock”), at an exercise price of $30.00 per share.  The shares purchasable upon exercise of this warrant (“Warrant”) and the exercise price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Exercise Price,” respectively.

1.                                       Exercise.

(a)                                  This Warrant may be exercised in whole or in part by the Registered Holder by surrendering this Warrant, along with the purchase form appended hereto as Exhibit A duly executed and completed by the Registered Holder or by the Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate by notice in writing to the Registered Holder, accompanied by cash or certified cashier’s check payable to the Company (or wire transfer of immediately available funds), in lawful money of the United States, of the Exercise Price payable in respect of the number of Warrant Shares purchased upon such exercise (the “Aggregate Exercise Price”).

(b)                                 Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) above (the “Exercise Date”).  At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c)                                  Within ten (10) days after the date of exercise of this Warrant, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof.  Notwithstanding the foregoing, the Registered Holder shall be solely responsible for any income taxes payable and arising from the issuance or exercise of this Warrant, or any ad valorem property or intangible tax assessed against the Registered Holder.

(d)                                 The Company shall assist and cooperate with any Registered Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(e)                                  Notwithstanding any other provision of this Warrant, if the exercise of all or any portion of this Warrant is to be made in connection with a registered public offering, a sale of the Company or any other transaction or event, such exercise may, at the election of the Registered Holder, be conditioned upon consummation of such transaction or event in which case such exercise shall not be deemed effective until the consummation of such transaction or event.

2.                                       Adjustments.  In order to prevent dilution of the rights granted under this Warrant and to grant the Registered Holder certain additional rights, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2 and the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Section 2.

(a)                                  Adjustment for Stock Splits and Combinations.  If the Company shall at any time after the date on which this Warrant was first issued (the “Original Issue Date”) while this Warrant remains outstanding and unexpired in whole or in part, effect a subdivision (by any stock split or otherwise) of the outstanding Preferred Stock into a greater number of shares, the Exercise Price in effect immediately before that subdivision shall be proportionately decreased and the number of shares of Preferred Stock obtainable upon exercise of this Warrant shall be proportionately increased.  Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine (by reverse stock split or otherwise) the outstanding shares of Preferred Stock into a smaller number of shares, the Exercise Price in effect immediately before the combination shall be proportionately increased and the number of shares of Preferred Stock obtainable upon exercise of this Warrant shall be proportionately decreased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)                                 Adjustment for Certain Dividends and Distributions.  In the event the Company at any time, or from time to time after the Original Issue Date while this Warrant remains outstanding and unexpired in whole or in part shall make or issue, or fix a record date for the determination of holders of the Company’s common stock or convertible preferred stock of any class or series or entitled to receive, a dividend or other distribution payable in additional shares of common stock or convertible preferred stock, then and in each such event the Exercise Price then in effect immediately before such event shall be adjusted as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, so that the Exercise Price will equal that price determined by multiplying the Exercise Price then in effect by a fraction:

(i)                                     the numerator of which shall be the total number of shares of common stock and convertible preferred stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (on an as-converted basis); and

(ii)                                  the denominator of which shall be the total number of shares of common stock and convertible preferred stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (on an as-converted basis) plus the number of shares of common stock and convertible preferred stock issuable in payment of such dividend or distribution (on an as-converted basis);

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c)                                  Adjustment for Reclassification, Exchange and Substitution. If at any time after the Original Issue Date while this Warrant remains outstanding and unexpired in whole or in part, the Preferred Stock issuable upon exercise of this Warrant is changed into the same or a different number of shares of any class or classes or series of stock, this Warrant will thereafter represent the right to acquire such number and kind of securities as would have been issuable as a result of exercise of this Warrant and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment in this Section 2.

(d)                                 Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date while this Warrant remains outstanding and unexpired in whole or in part shall make or issue, or fix a record date for the determination of holders of common stock and convertible preferred stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of common stock) or in cash or other property, then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Preferred Stock issuable hereunder, the kind and amount of securities of the Company and/or cash and other property which the Registered Holder would have been entitled to receive had this Warrant been exercised into Preferred Stock on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e)                                  Adjustment for Mergers or Reorganizations, etc. Any reorganization, recapitalization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction involving the Company in which the Preferred Stock is converted into or exchanged for securities, cash or other property while this Warrant remains outstanding and unexpired in whole or in part (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) is referred to herein as an “Organic Change”. Prior to the consummation of any such Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of a majority of the Warrants then remaining outstanding and unexpired) (as determined in good faith by the Board of Directors of the Company and the Registered Holders of a majority of the Warrants then remaining outstanding and unexpired) to ensure that the Registered Holder shall have the right to receive, in lieu of or in addition to (as the case may be) such shares of Preferred Stock immediately acquirable and receivable upon exercise of this Warrant, the kind and amount of securities, cash or other property as may be issued or payable with respect to or in exchange for the number of shares of Preferred Stock immediately acquirable and receivable upon exercise of this Warrant had such Organic Change not taken place.  In such case, appropriate adjustment (in form and substance satisfactory to the Registered Holders of a majority of the Warrants then remaining outstanding and unexpired) (as determined in good faith by the Board of Directors of the Company and the Registered Holders of a majority of the Warrants then remaining outstanding and unexpired) shall be made with respect to the Registered Holder’s rights and interests to ensure that the provisions of this Section 2 shall thereafter be applicable to the Warrants (including, in the case of any Organic Change where the successor entity or purchasing entity is other than the Company, an immediate reduction to the Exercise Price to the value of the Preferred Stock reflected by the terms of the Organic Change and a corresponding increase in the number of shares of Preferred Stock acquirable and receivable upon exercise of this Warrant, if the value so reflected is less than the Exercise Price then in effect immediately prior to such Organic Change).  The Company shall not effect any reorganization, recapitalization, consolidation or merger unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from the consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of a majority of the Warrants then remaining outstanding and unexpired) the obligation to deliver to each Registered Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire; provided, that any assumption shall not relieve the Company of its obligations hereunder.

(f)                                    Intentionally Omitted.

(g)                                 Other Events.  If any event occurs that is consistent with the intent of this Section 2 but not expressly provided for by this Section 2 (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Independent Directors will make an appropriate adjustment in the Exercise Price and number of Warrant Shares subject to this Warrant so as to carry out the intent of this Section 2; provided, however, that no such adjustment will increase the Exercise Price or decrease the number of shares of Preferred Stock obtainable as otherwise determined pursuant to this Section 2.

(h)                                 Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Exercise Price) and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of the Registered Holder, promptly furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Exercise Price then in effect and (ii) the number of shares of Preferred Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Registered Holder.

3.                                       Requirements for Transfer.

(a)                                  This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act or (ii) the Company first shall have been furnished with an opinion of legal counsel to the effect that such sale or transfer is exempt from the registration requirements of the Act.

(b)                                 Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is a corporation to a wholly owned subsidiary of such corporation or to a corporation owned by the same parent entity of such corporation, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that, as a condition to the Company effecting such transfer, the transferee in each case agrees in writing to be subject to the terms of this Section 3, or (ii) a transfer made in accordance with Rule 144 under the Act.

(c)                                  Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO AN EXEMPTION THEREFROM OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.

4.                                       No Impairment.  The Company will not, by amendment of its charter or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.  Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any shares of Preferred Stock obtainable upon the exercise of this Warrant and (b) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Preferred Stock upon the exercise of this Warrant.

5.                                       Notices of Record Date, etc.  In the event:

(a)                                  the Company shall take a record of the holders of its Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)                                 of any Organic Change; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holders at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the holders) and at least ten (10) days prior to the effective date of such event specified in clause (b) or (c) hereof a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Organic Change, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Preferred Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Preferred Stock (or such other stock or securities) for securities or other property deliverable upon such Organic Change, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Nothing herein shall prohibit the Registered Holder from exercising this Warrant during the ten (10) day period commencing on the date of such notice.

6.                                       Reservation of Stock.  The Company covenants that for the duration of the Exercise Period, the Company will at all times reserve and keep available, from its authorized and unissued Preferred Stock solely for issuance and delivery upon the exercise of this Warrant and free of preemptive rights, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.  The Company further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of shares of its Preferred Stock if at any time the authorized number of shares of Preferred Stock remaining unissued is insufficient to permit the exercise of this Warrant.

7.                                       Issuance Upon Exercise.  All shares of Preferred Stock issuable upon exercise of this Warrant, when and if issued for the consideration stated herein and in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer under any agreement between the Holder and the Company and under applicable state and federal securities laws, and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).  The Company shall take all such actions as may be necessary to ensure that all such shares of Preferred Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which shares of Preferred Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

8.                                       Exchange of Warrants.  Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder may direct, calling in the aggregate on the face or faces thereof for the number of shares of Preferred Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

9.                                       Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of a Registered Holder shall be satisfactory) of the ownership and loss, theft, destruction or mutilation of any certificate evidencing this Warrant and in the case of loss, theft or destruction, upon delivery of an unsecured indemnity agreement of the Registered Holder in form reasonably satisfactory to the Company, or in the case of mutilation, upon surrender and cancellation of such certificate, the Company shall, at its expense, execute and deliver in lieu of such certificate, a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

10.                                 Transfers, etc.

(a)                                  The Company shall maintain a register at its principal executive office containing the name and address of the Registered Holder of this Warrant.  The Registered Holder may change its or his address as shown on the warrant register by written notice to the Company requesting such change.

(b)                                 Subject to the provisions of Section 3 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal executive office of the Company.

(c)                                  Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

(d)                                 The Company shall not close its books against the transfer of this Warrant or any share of Preferred Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.  The Company shall from time to time take all such action as may be necessary to ensure that the par value per share of the unissued Preferred Stock acquirable upon exercisable of this Warrant is at all times equal to or less than the Exercise Price then in effect.

11.                                 Mailing of Notices, etc. Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five (5) days after mailing via certified mail, return receipt requested.  All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

If to Registered Holder:

Medcare Investment Fund III, Ltd.

8122 Datapoint Drive, Suite 1000

San Antonio, Texas  78229

Fax: (210) 614-5841

Attn: Tim Lyles

With a copy to (which does not constitute notice):

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

300 Convent Street

Suite 1500
San Antonio, Texas 78205
Fax:  (210) 224-2035
Attn:  Alan Schoenbaum

Refocus Group, Inc.

10300 North Central Expressway, Suite 104

Dallas, Texas  75231

Fax:  (214) 368-0332

Attn:  President

With a copy to (which does not constitute notice):

Jenkens & Gilchrist, P.C.

1445 Ross Avenue, Suite 3200

Dallas, Texas  75202

Phone:  (214) 855-4500

Fax:  (214) 855-4300

Attn:  Robert W. Dockery, Esq.

Any party hereto (and such party’s permitted assigns) may change such party’s address for receipt of future notices hereunder by giving written notice to the Company and the other parties hereto.

12.                                 No Rights or Liabilities as Stockholder.  Subject to the provisions of Sections 2 and 6 hereof, until the exercise of this Warrant, the Registered Holder shall be entitled to notice of all stockholders meetings as required to be made to all stockholders in accordance with the Company’s bylaws, but except as otherwise required by applicable law, shall not be entitled to vote on any matters submitted to the stockholders for a vote.  In the event (a) the Company effects a split of the Preferred Stock by means of a stock dividend and the Exercise Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (b) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Preferred Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

13.                                 Amendment or Waiver.  Any term of this Warrant may be amended or waived upon the written consent of the Company and the holders of Company Warrants representing at least 66% of the number of shares of Preferred Stock then subject to outstanding Company Warrants; provided that any such amendment or waiver must apply to all Company Warrants then outstanding; and provided further that the number of Warrant Shares subject to this Warrant, the Exercise Price of this Warrant and the number of shares or class of stock obtainable upon exercise of this Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the holder of this Warrant (it being agreed that an amendment to or waiver under any of the provisions of Section 2 of this Warrant shall not be considered an amendment of the number of Warrant Shares or the Exercise Price).  The Company shall promptly give notice to all holders of the Company Warrants of any amendments effected in accordance with this Section 13.  No special consideration may be given to any holder as inducement to waive or amend this Warrant unless such consideration is given equally and ratably to all holders.

14.                                 Successors and Assigns.  This Warrant shall be binding upon and inure to the benefit of the Registered Owner and its assigns, and shall be binding upon any entity succeeding to the Company by consolidation, merger or acquisition of all or substantially all of the Company’s assets.  The Company may not assign this Warrant or any rights or obligations hereunder without the prior written consent of the Registered Holder.  The Registered Holder may assign (in whole or in part) this Warrant without the Company’s prior written consent, in which case the Company shall subdivide the Warrant, as appropriate.

15.                                 Remedies.    In the event of a breach by the Company of any of their obligations under this Warrant, the Registered Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of its breach of any of the provisions of this Warrant and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

16.                                 Section Headings.  The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

17.                                 Counterparts.  This Warrant may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

18.                                 Severability.  The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Warrant, as applied to any party or to any circumstance, is adjudged by a court, governmental body not to be enforceable in accordance with its terms, the parties agree that the court, governmental body making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

19.                                 Third Parties. Nothing in this Warrant, express or implied, is intended to confer upon any person other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Warrant.

20.                                 Governing Law. The laws of the State of Texas shall govern the construction of any contracts, without reference to principles of conflict of law, provided that the Delaware General Corporate Law will apply to all matters of corporate law.

[SIGNATURE PAGE FOLLOWS]

Refocus Group, Inc.

Series A-3 Convertible Stock Purchase Warrant

Signature Page

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

REFOCUS GROUP, INC.

	By:	/s/ Terence A. Walts
Name: Terence A. Walts
Title: President and CEO

Attest:

/s/ [Illegible]
Secretary

EXHIBIT A

PURCHASE FORM

To:	Refocus Group, Inc.	Dated:
10300 North Central Expressway, Suite 104
Dallas, Texas 75231
Fax: (214) 368-0332
Attn: President

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase         shares of the Preferred Stock covered by such Warrant.

The undersigned herewith makes payment of the full exercise price for such shares at the price per share provided for in such Warrant, which is $         in lawful money of the United States.

MEDCARE INVESTMENT FUND III, LTD.

By:	MEDCARE GP CORP, INC., a Texas
corporation, General Partner

By:
Thomas W. Lyles, Jr., President

Address:	8122 Datapoint Drive, Suite 1000
San Antonio, Texas 78229
Fax: (210) 614-5841

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EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, Medcare Investment Fund III, Ltd. hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Preferred Stock covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	MEDCARE INVESTMENT FUND III, LTD.

	By:	MEDCARE GP CORP, INC., a Texas corporation, General Partner

By:
Thomas W. Lyles, Jr., President

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

B1